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                                                                    EXHIBIT 21.1

List of Subsidiaries

1.   Quokka Sports Ltd., a United Kingdom limited company.

2.   NBC/Quokka Ventures, LLC, a Delaware limited liability company.

3.   CART Digital Media Enterprises, LLC, a Delaware limited liability company.

4.   QuokkaDNA, Inc., a Delaware corporation.